Exhibit 5.1

DLA Piper LLP (US) 2525 East Camelback Road, Suite 1000 Phoenix, Arizona 85016 www.dlapiper.com T 480.606.5100 F 480.606.5101
February 3, 2023
Hagerty, Inc.
121 Drivers Edge
Traverse City, Michigan 49684
Re:    Registration Statement on Form S-3
Dear Ladies and Gentlemen:
We have acted as counsel for Hagerty, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Form S-3 Registration Statement (the “Registration Statement”), being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale by certain selling stockholders named in the Registration Statement of (a) up to 4,724,560 shares (the “Exchange Shares”) of Class A Common Stock of the Company, par value $0.0001 per share (the “Class A Common Stock”), issuable upon exchange of units in The Hagerty Group, LLC (the “BAG Units”) in accordance with that certain Contribution and Exchange Agreement dated August 9, 2022, by and among the Company, The Hagerty Group, LLC, Broad Arrow Holdings, LLC, Broad Arrow Group, Inc., and certain other contributor parties thereto (the “BAG Exchange Agreement”), and (b) up to 713,684 shares of Class A Common Stock issued to certain non-U.S. stockholders of Broad Arrow Group, Inc. in connection with the BAG Exchange Agreement (the “Selling Stockholder Shares”).

We have examined the Registration Statement, including the exhibits thereto, the Company’s Third Amended and Restated Certificate of Incorporation, dated December 2, 2021 (the “Certificate of Incorporation”), the Company’s Amended and Restated Bylaws (the “Bylaws”), dated December 2, 2021, the BAG Exchange Agreement, the resolutions adopted by the board of directors of the Company relating to the Registration Statement, the BAG Exchange Agreement and the issuance of the Exchange Shares and the Selling Stockholder Shares by the Company, and such other documents, corporate records, and instruments and have examined such laws and regulations as we have deemed necessary for purposes of rendering the opinions set forth herein. We have also relied as to certain matters on information obtained from public officials and officers of the Company.

In rendering the opinions set forth below, we have assumed that (a) all information contained in all documents reviewed by us is true and correct; (b) all signatures on all documents examined by us are genuine; (c) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (d) each natural person signing any document reviewed by us had the legal capacity to do so; (e) each party (if not a natural person) signing any document reviewed by us was duly organized or formed, as the case may be, and was at all relevant times and is validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be, and had at all relevant times and has full right, power and authority to execute, deliver and perform its obligations under such document and such document has been duly authorized, executed and delivered by, and was at all relevant times and is a valid, binding and enforceable agreement or obligation, as the case may be, of, each party thereto; (f) the Registration Statement, and any further amendments thereto will become effective and comply with all applicable

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laws; and (g) the Exchange Shares and the Selling Stockholder Shares have been, or will be, issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and any applicable prospectus supplement.
In rendering the opinions set forth in paragraph (2) below, we have assumed that (a) at the time of the issuance, sale and delivery of any of the Exchange Shares, the Certificate of Incorporation and the Bylaws, each as currently in effect, will not have been modified or amended and will be in full force and effect; and (b) at the time of conversion or exchange of the Exchange Shares, there will be a sufficient number of shares of Class A Common Stock authorized and then available for issuance under the Certificate of Incorporation as then in effect.
Based upon, subject to and limited by the foregoing and the other qualifications and limitations set forth herein, we are of the opinion and so advise you that:
1.The Selling Stockholder Shares are validly issued, fully paid and non-assessable.
2.The Exchange Shares will be validly issued, fully paid and non-assessable when (a) certificates representing the Exchange Shares are duly executed, countersigned and delivered to the holders thereof or, (b) if any Exchange Shares are to be issued in uncertificated form, the Company’s books reflect the issuance of the Exchange Shares in exchange for the BAG Units, all in accordance with the BAG Exchange Agreement.
The above opinions are limited in all respects to the General Corporation Law of the State of Delaware. We do not express any opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws, or as to the municipal laws or the laws, rules or regulations of any local agencies or governmental authorities.
The foregoing opinions are qualified to the extent that the enforceability of any document, instrument or the Exchange Shares or the Selling Stockholder Shares may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles, including principles that may limit enforceability of indemnification, contribution or similar provisions, concepts of materiality, reasonableness, good faith and fair dealing, the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.
We express no opinion as to any provision of any instrument, agreement or other document (a) regarding severability of the provisions thereof; or (b) providing that the assertion or employment of any right or remedy shall not prevent the concurrent assertion or employment of any other right or remedy, or that every right and remedy shall be cumulative and in addition to every other right and remedy, or that any delay or omission to exercise any right or remedy shall not impair any right or remedy or constitute a waiver thereof.
Our opinions are expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Exchange Shares, the

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Selling Stockholder Shares or the Registration Statement. Our opinion is given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)